Exhibit 4.4

Jewett Cameron Trading Company Ltd.

Restricted Stock Award Agreement

2024 Restricted Stock Plan

THIS AGREEMENT, made as of ___________, 20__ between you, _________ (the “Grantee”) and Jewett Cameron Trading Company Ltd., a British Columbia corporation (the “Company”)

WHEREAS, the Company has adopted the Jewett Cameron Trading Company Ltd. 2024 Restricted Share Plan (the “Plan”) in order to provide additional incentive to certain officers and directors of the Company;

WHEREAS, the Board of Directors (the “Board”) has determined to grant to you this Award of Restricted Shares as provided herein to encourage your efforts toward the continuing success of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Shares.

1.1 The Company hereby grants to the Grantee an award of              Restricted Shares (the “Award”). The Restricted Shares granted pursuant to the Award shall be issued in the form of book entry Common Shares in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 9 hereof.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer.

The Restricted Shares issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Shares shall have lapsed in the manner provided in Section 3, 4 or 5 hereof, and subject to applicable laws.

3. Lapse of Restrictions Generally.

Except as provided in Sections 4, 5 and 6 hereof 100% of the Restricted Shares issued hereunder (rounded down to the nearest whole Share, if necessary) shall vest immediately upon execution of this Agreement.

4. Effect of Certain Terminations of Employment.

If the Grantee’s employment terminates as a result of the Grantee’s death, Retirement or becoming Disabled, all Restricted Shares which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions on such Restricted Shares set forth in this Agreement shall lapse, as of the date of such termination.

5. Effect of Change in Control.

In the event of a Change in Control at any time on or after the Date of Grant, all Restricted Shares which have not become vested in accordance with Section 3 or 4 hereof shall vest, and the restrictions on such Restricted Stock under this Agreement shall lapse, immediately.

6. Forfeiture of Restricted Shares.

Upon the termination of your employment by you, the Company or its Subsidiaries for any reason other than those set forth in Section 4 hereof prior to such vesting, in addition to the circumstance described in Section 9(a) hereof, any and all Restricted Shares which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company.

7. Delivery of Restricted Shares.

7.1 Except as otherwise provided in Section 7.2 hereof, evidence of book entry Restricted Shares in respect of which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof or, if requested by the Grantee prior to such lapse of restrictions, a share certificate with respect to such Restricted Shares, shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares under this Agreement have lapsed, free of all restrictions hereunder.

7.2 Evidence of book entry Restricted Shares in respect of which the restrictions have lapsed upon the Grantee’s death pursuant to Section 4 hereof or, if requested by the executors or administrators of the Grantee’s estate upon such lapse of restrictions, a share certificate with respect to such Restricted Shares, shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Company’s receipt of notification of the Grantee’s death, free of all restrictions hereunder.

8. Dividends and Voting Rights.

Subject to Section 9(a) hereof and to the vesting restrictions contemplated hereunder, upon issuance of the Restricted Shares, the Grantee shall have all of the rights of a holder of Common Shares, including the right to vote the Restricted Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Restricted Shares by the Company shall be deferred and reinvested in Restricted Shares based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Restricted Shares thus acquired shall be subject to the same restrictions on transfer, forfeiture and vesting schedule as the Restricted Shares in respect of which such dividends or distributions were made.

9. Execution of Award Agreement.

(a) The Restricted Shares granted to you pursuant to this Award shall be subject to your acknowledgement and acceptance of the Award and the terms of this Agreement to the Company or its Plan Administrator (including by electronic means, if so provided) no later than the earlier of (i) 180 days from the Date of Grant and (ii) the date that is immediately prior to the date that the Restricted Shares vests pursuant to Section 3, 4 or 5 hereof (the “Return Date”); provided that if you die before your Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of your estate acknowledges and accepts this Agreement through the Company or its Plan Administrator no later than ninety (90) days following your death (the “Executor Return Date”). If this Agreement is not so acknowledged and accepted on or prior to your Return Date or the Executor Return Date, as applicable, the Award of Restricted Shares evidenced by this Agreement shall be forfeited, and neither you nor your heirs, executors, administrators or successors shall have any rights with respect thereto.

(b) If this Agreement is so acknowledged and accepted on or prior to your Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Restricted Shares granted hereunder prior to your Return Date or the Executor Return Date shall be treated in the manner provided in Section 8 hereof.

10. No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or continuance of service as a Board member or as an officer or contractor of the Company.

11. Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of a share certificate or evidence of book entry Restricted Shares in respect of which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, provincial, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Restricted Shares. By executing and returning this Agreement in the manner provided in Section 9 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company withhold a portion of such Restricted Shares having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company before such delivery that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Restricted Shares as otherwise provided in this Section 11.

12. Acknowledgement. The Grantee hereby acknowledges that, notwithstanding any provision hereunder which contemplates the delivery of Restricted Shares free of all restrictions hereunder this Agreement, such Restricted Shares may still be subject to resale or transfer restrictions under applicable laws or the policies of a stock exchange on which the Common Shares are listed for trading.

13. Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between this Agreement and the Plan, the Plan shall prevail.

14. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

15. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

16. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to the conflicts of laws principles thereof.

17. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

18. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and all of its subsidiaries for all purposes.

19. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

20. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

The following parties upon signature agree and commit to the terms of this agreement as outlined:

Board Chair	Date

Recipient	Date

Corporate Secretary	Date